Exhibit 99.2

PRESS RELEASE

1155 Valley Street, Suite 400, Seattle, Washington 98109-4426 • Telephone: (206) 624-8100 Fax: (206) 624-1645

Investor and Analyst Contact:	Release Number 05-04
Dev Ghose
Stuart Blackie
Shurgard Storage Centers, Inc.
(206) 624-8100

FOR IMMEDIATE RELEASE

SHURGARD ANNOUNCES FOURTH QUARTER DIVIDEND AND TIMING OF YEAR-END QUARTERLY CONFERENCE CALL

SEATTLE, WASHINGTON, February 15, 2005 .. . . Shurgard Storage Centers, Inc. (NYSE: SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, today announced its fourth quarter 2004 dividend. The Board of Directors declared a fourth quarter dividend of $0.55 per share. The dividend is payable on March 10, 2005, to shareholders of record as of March 1, 2005.

“The Board of Directors has expressed its desire to move the dividend declaration dates for the coming quarters closer to the dates on which our quarterly and annual filings are made”, reported Charles K. Barbo, Chairman and CEO of Shurgard.

A conference call is scheduled for Monday, March 7, 2005 at 10:00 a.m. (Pacific) to discuss the Company’s results for the year ended December 31, 2004. The public is invited to listen to the call live via the Internet by clicking the appropriate links on the Company’s website at http://shurgard.com/ir. The call will also be available live on a listen-only basis by dialing 800-218-0713 (US and CN callers) and 303-262-2131 (international callers). A taped replay of the call will be available, until March 14, 2005, via the Internet address listed above or via telephone at 800-405-2236 (US & CN callers) and 303-590-3000 (international callers), access code 11023671#.

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 600 operating storage centers located throughout the United States and in Europe.

Cautionary and Forward-Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding FFO projections for 2004 and beyond are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including but not limited to, the court’s approval of the settlement, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on May 17, 2004, and Form 10-Q for the quarter ending March 31, 2004, filed with the SEC on July 12, 2004, Form 10-Q for the quarter ending June 30, 2004, filed with the SEC on August 13, 2004 and Form 10-Q for the quarter ending September 30, 2004, filed with the SEC on November 9, 2004.

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